EXHIBIT 99.1

STOCK EXCHANGE RELEASE 16/02	1 (2)

4 JULY, 2002 at 9.00

INSTRUMENTARIUM CLOSES ACQUISITION OF SPACELABS MEDICAL, INC. — STRENGTHENS ITS POSITION IN US CRITICAL CARE PATIENT MONITORING MARKET

HELSINKI, Finland

Instrumentarium (Nasdaq: INMRY, Hex: INS1V) announced today that it had closed its acquisition of Spacelabs Medical, Inc. (Nasdaq: SLMD), based in Redmond, Washington, USA under a definitive merger agreement signed in March 2002. Instrumentarium paid $14.25 in cash per share to Spacelabs’ stockholders, for a total of approximately EUR 142 million. Instrumentarium funded the acquisition from cash on hand and existing credit facilities.

The newly-acquired business will operate as the Spacelabs Medical division of Instrumentarium, and will continue to directly serve its customers through its existing US sales channel. In international sales to critical care, the Spacelabs Medical division will closely co-operate with Datex-Ohmeda’s existing sales companies. Sales in the USA in the primarily critical care patient monitoring business of Spacelabs, amounted to approximately EUR 140 million in 2001, with additional sales in excess of EUR 50 million in sales of patient monitoring products to other markets, mostly to critical care. Spacelabs’ total sales in 2001 were $242 million and it has approximately 1,200 employees.

“Spacelabs Medical division is an excellent complementary business for Instrumentarium and we will now have a substantial growth platform for the US patient monitoring market. The acquisition has increased Instrumentarium’s sales to critical care three-fold,” said Olli Riikkala, President and CEO of Instrumentarium.

About Instrumentarium

Instrumentarium Corporation is a leading international medical technology company, operating in Anesthesia and Critical Care, Medical Equipment and Optical Retail. In 2001 Instrumentarium had sales of EUR 1025 million ($920 million) and employed approximately 5,300 professionals worldwide. Of Instrumentarium’s total sales in 2001, over 90% were exports and foreign operations, and 70% of revenues were from anesthesia and critical care. Instrumentarium is listed on the Helsinki Exchanges (INS1V.HE) with ADRs listed on the Nasdaq (INMRY). See also www.instrumentarium.com and www.datex-ohmeda.com.

About Spacelabs Medical division

Spacelabs Medical division of Instrumentarium is a leading provider of integrated healthcare information systems and instrumentation with a strategic focus on wireless, telemedicine and Internet solutions for healthcare. The division provides a full range of patient monitoring products and information systems for use in all areas of the hospital. See also www.spacelabs.com.

INSTRUMENTARIUM CORPORATION

Seppo Oksanen	Folke Lindberg

DISTRIBUTION
Helsinki Exchanges
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FURTHER INFORMATION:

Sean Donovan, Instrumentarium Corporation, Director, Investor Relations, Tel. +358 10 394 3645 Richard Atkin, Datex-Ohmeda North America, President and CEO, Tel. +1 608 221 1551, ext. 3129